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EXHIBIT 99.1
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                                 [netGuru logo]

Bruce Nelson                   Santanu Das                   Dan Matsui/Gene Heller
Chief Financial Officer        Chief Operating Officer       Silverman Heller Associates
(714) 974-2500 x-215           (714) 974-2500 x-329          (310) 208-2550
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                 NETGURU INC. TO RESTATE PRIOR QUARTERLY RESULTS

   Restatement Relates to Accounting Interpretation of Effect of Amendment to
                                Promissory Note

Yorba Linda, Calif.--April 7, 2005--netGuru, Inc. (Nasdaq: NGRU) will restate its financial statements covering the interim periods included in the first nine months of fiscal 2005 due to its further interpretation of the accounting effects of an April 2004 modification to a promissory note.

In April 2004, a convertible promissory note that was originally issued in a financing on December 4, 2003 in the principal amount of $1.4 million, bearing interest at the greater of 5% or the prime rate plus 1% and due December 6, 2006 ("2003 Note"), was amended to add an additional $1.0 million of principal. The Company treated this amendment as a substantial modification of debt and accounted for the approximate $133,000 unamortized discount on the original note as a loss on substantial modification of debt for the quarter ended June 30, 2004. The Company, upon further interpretation of the relevant accounting guidelines and following consultation with its independent auditors, concluded that the modification was not substantial, and therefore that the $133,000 discount should instead be amortized as interest expense over the term of the amended 2003 note.

The adjustments are expected to result in an approximate $120,000 reduction in the net loss in the quarter ended June 30, 2004; a $12,000 addition to interest expense in the quarter ended September 30, 2004; and a $12,000 addition to interest expense in the quarter ended December 31, 2004. For the nine-month period ended December 31, 2004, the cumulative effect of these adjustments will be a reduction of the Company's reported net loss by approximately $97,000. Restated nine-month net loss is expected to be $925,000, or five cents per basic and diluted share. On February 2, 2005, the Company reported nine-month net losses of $1.02 million, or five cents per basic and diluted share, compared to net losses of $3.19 million, or 18 cents per basic and diluted share, for the nine-month period in the prior year.

The Company intends to file today with the U.S. Securities and Exchange Commission a Current Report on Form 8-K to discuss the filing of amended Forms 10-QSB as of and for the interim periods ended June 30, 2004, September 30, 2004, and December 31, 2004, to reflect the above-mentioned adjustments and to reclassify on its statement of operations certain expenses to the Web-based telecommunications services division due to the discontinuance of operations and sale of that division in September 2004.

The Company also indicated that it has not yet reported financial results for fiscal fourth quarter and has not yet filed its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, but expects the restated financial data to have no material effect on financial results for those periods.

About netGuru, Inc.
netGuru is an engineering information technology and services company offering engineering and design collaborative software, solutions, and professional and technical services and support to businesses worldwide. netGuru serves its global markets and clients through offices located in the United States, Europe, Asia, and the Middle East, and through distributors in 40 countries. The Company licenses its engineering software and solutions to more than 20,000 businesses in 85 countries. For more information please visit www.netguru.com.


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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
With the exception of historical or factual information, other matters discussed in this press release, including the impact of restated financial data on the Company's fiscal fourth quarter and fiscal year ended March 31, 2005, are forward looking statements that involve risks and uncertainties. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, changes in accounting rules and interpretations, audit adjustments, and other factors discussed in the "Risk Factors" Section of the Company's Form 10-KSB for the fiscal year ended March 31, 2004, as filed with the U.S. Securities and Exchange Commission.

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